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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration Statement No. 33-3-3040 on Form S-3 and Registration Statement Nos. 33-3-3042, 33-3-3044 and 333-27987 on Form S-8 of UnionBanCal Corporation of our report dated January 30, 1998 (November 18, 1998 as to the exchange of common stock referred to in Note 1, paragraphs 3 and 4, the adoption of SFAS No. 130, "Reporting Comprehensive Income" referred to in Notes 1 and 18, and the stock split referred to in Note
23), appearing in this Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 1997.

                     [SIG]

DELOITTE & TOUCHE LLP
San Francisco, California
November 19, 1998